Exhibit 23.2

INDEPENDENT AUDITORS’CONSENT

The Board of Directors
Roper Industries, Inc.

We consent to incorporation by reference in the registration statements No.’s 33-71094, 33-77770, 33-78026, 333-36897, 333-73139, 333-35672, 333-35666 and 333-35648 on Form S-8 of Roper Industries, Inc. of our report dated December 4, 1998 relating to the consolidated statements of earnings, stockholders’equity and comprehensive earnings, and cash flows of Roper Industries, Inc. and subsidiaries for the year ended October 31, 1998, and the related schedule for the year ended October 31, 1998, which report appears in the October 31, 2000 Annual Report on Form 10-K of Roper Industries, Inc.

KPMG LLP

Atlanta, Georgia
January 26, 2001